UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box: [ X ] Preliminary Information Statement
[ ] Definitive Information Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

FULL CIRCLE REGISTRY, INC.

____________________________________________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X ] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14c5(g) and 0-11.

(1)

Title of each class of securities to which transaction applies:

Not Applicable

(2)

Aggregate number of securities to which transaction applies:

Not Applicable

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

Not Applicable

(4)

Proposed maximum aggregate value of transaction:

Not Applicable

(5)

Total fee paid:

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[  ] Fee paid previously with preliminary materials:

____________________________________________________________________________________________________________________________________________________________________________________

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

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(4) Date Filed:

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INFORMATION STATEMENT

Relating to the Amendment of our Articles of Incorporation

Full Circle Registry, Inc.

285 Big A Road

Tacoa, GA 30577

Dear Full Circle Registry. Shareholders:

NOTICE IS HEREBY GIVEN that we have received written consents in lieu of a meeting from stockholders representing a majority of our outstanding shares of voting stock approving the following actions:

1)

Approval of an amendment to our Articles of Incorporation to change our name to Galaxy Next Generation, Inc.

2)

Approval of an amendment of our Articles of Incorporation to increase the number of our authorized  shares.

3)

Approval of a Plan of Recapitalization to amend our Articles of Incorporation to effect a reverse stock split pursuant to which three hundred fifty (350) shares of the Company’s stock will be exchanged for one (1) new share of common stock.

4)

Approval of an amendment to our Articles of Incorporation to indemnify our officers and directors who are acting on behalf of the Corporation.

As of the close of business on June 30, 2018, the record date for shares entitled to notice of and to sign written consents in connection with the actions described above, the following voting shares were outstanding: 378,898,871 shares of common stock, 500,000 shares of Series A Preferred Stock, 3,006,000 shares of Series B Preferred Stock, and 9,000,000 shares of Series C Preferred Stock.  Prior to the mailing of this Information Statement, certain shareholders who represent a majority of our outstanding voting shares, signed written consents approving each of the actions listed above on the terms described herein (the “Actions”). As a result, the Actions have been approved and neither a meeting of our stockholders nor additional written consents are necessary. We are not asking you for a Proxy and you are requested not to send us a Proxy.  The Actions will be effective twenty (20) days from the mailing of the Information Statement, which is expected to take place on July 23, 2018, and such Actions will result in the following:

1) The Articles of Incorporation will be amended to change the name of the Company to Galaxy Next Generation, Inc.

2) The Articles of Incorporation will be amended to increase the Company’s authorized shares of preferred stock from 50,000,000 shares to 200,000,000 shares and the common shares from 200,000,000 to 4,200,000,000 both with a par value of $.0001. The preferred shares are blank check preferred and they may be issued with the preferences determined by the Board of Directors.

3) The Articles of Incorporation will be amended to effect a reverse stock split pursuant to which 350 shares of the Company’s common stock will be converted into one (1) share   of common stock, and any fractional shares will be rounded up to one (1) whole share.

4) The Articles of Incorporation will be amended to add a Section which will provide for the indemnification of the officers and directors of the Company when they are acting on behalf of the Company.

The Company will pay all costs associated with the distribution of the Information Statement, including the cost of printing and mailing. The Company will reimburse brokerage and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending out the Information Statement to the beneficial owners of the Company’s common stock.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS:  NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN, AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS, DESCRIBED MORE SPECIFICALLY BELOW, HAVE ALREADY BEEN APPROVED BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF THE OUTSTANDING VOTING SHARES OF THE COMPANY. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

By Order of the Board of Directors,

/s/ Gary LeCroy

Gary Lecroy, C.E.O.

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF

INCORPORATION TO CHANGE ITS NAME TO

Galaxy Next Generation, Inc.

INTRODUCTION

The Board of Directors of the Company has unanimously approved and a majority of the shareholders have voted for a proposal to amend the Company’s Articles of Incorporation to change the Company’s name to Galaxy Next Generation, Inc. We are now notifying you and the other shareholders that did not participate in the meeting of the actions of the shareholders who hold a majority of the voting shares. The name change will take effect after we file a Certificate of Amendment and Restatement to the Articles of Incorporation with the Secretary of State of the State of Nevada.

We expect that the Amended and Restated Articles will be filed 20 days after your receipt of this Information Statement. However, our board of directors may elect not to file, or to delay the filing of, the Amended and Restated Articles if they determine that filing the Amended and Restated Articles would not be in the best interest of our shareholders.

REASONS FOR THE NAME CHANGE

The Company has recently acquired Full Circle Registry, Inc. (“Full Circle”).  As a result of this acquisition, the Company’s primary focus will be on manufacturing and marketing visual aids to be used in education and business.  The Board of Directors believe that the name of the Company should be changed in order to reflect the nature of the Company’s new business model and they believe that Galaxy Next Generation, Inc. is an appropriate name to accomplish this goal.

EXCHANGE OF STOCK CERTIFICATES

Following the delivery of this Information Statement we will instruct our corporate secretary and transfer agent to begin implementing the exchange of certificates representing outstanding common stock. As soon as practicable after the effectiveness of the proposed amendments, holders of our common stock will be notified and requested to surrender their certificates representing shares of common stock to our corporate secretary and transfer agent in exchange for certificates representing common stock with the new name “New Common Stock”. Beginning on the date the proposed amendment becomes effective, each certificate representing shares of our Old Common Stock will be deemed for all corporate purposes to evidence ownership of the same number of shares of our New Common Stock subject to the terms of the reverse split as described below.  Until surrendered to the Transfer Agent, certificates of Old Common Stock retained by shareholders will be deemed for all purposes, including, voting and payment of dividends, if any, to represent the number of whole shares of New Common Stock owned by the shareholders before the name change.

Shareholders should not send their old certificates to the transfer agent until they have been notified by the transfer agent as discussed above. Shares of Old Common Stock surrendered after the effective date will be replaced by certificates representing shares of New Common Stock as soon as practicable after the surrender. No service charge will be paid by existing shareholders for the exchange of the shares and the Company will pay all expenses of the exchange and issuance of new certificates.

NO DISSENTER'S RIGHTS

Under Nevada  law, you are not entitled to dissenter’s rights with respect to the amendment of the articles of incorporation or the name change.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The name change will amend Article I of the Company’s Articles of Incorporation to replace the current paragraph with a paragraph which states that the name of the Company is Galaxy Next Generation, Inc.  The Amendment will be filed with the Secretary of State of Nevada  and will become effective on the date of the filing.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the above reasons, we believe that the change of name is in the Company’s best interest and in the best interest of our shareholders and therefore the Board recommended that the shareholders vote for this proposal.

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO  INCREASE ITS AUTHORIZED SHARES

General

Our Board of Directors has voted for and a majority of our shareholders have voted for an amendment to the Company’s Articles of Incorporation which increases our total number of authorized shares from 200,000,000 common shares, with a par value of $.001 per share, and 10,000,000 shares of preferred stock with a par value of $.001 per share, to 4,200,000,000 shares of common stock and 200,000,000 preferred shares, each with a par value of $.0001 (the “Amendment”).  As of June 30, 2018, there were approximately 200,000,000 common shares outstanding and approximately 9,000,000 shares of preferred stock outstanding.

Reason for the Amendment

The Board of Directors and the shareholders, deem it advisable to increase the number of our authorized shares in order to provide us with increased flexibility in structuring possible future financings and acquisitions, to provide securities convertible into common stock, and to meet other corporate needs which might arise. Neither the Board of Directors nor our management is aware of any specific effort to accumulate our securities or to obtain control over us by means of a merger or tender offer.

The Company’s existing Articles of Incorporation authorize 200,000,000 common shares, with a par value of $.001, and 10,000,000 shares of preferred stock with a par value of $.001. The proposed Amendment increases the number of preferred shares the Company is authorized to issue to 200,000,000, and the authorized number of common stock will be increased to 4,200,000,000, with a par value of $.0001.  The Board may, by resolution adopted and filed with the Nevada Secretary of State in the manner provided by law, authorize one or more classes or series of preferred stock and fix the relative rights and preferences of each such class or series. These shares will be available for issuance by the Board at such time and for such purposes as the Board may deem advisable without further action by the shareholders, except as may be required by law or regulatory authorities.

Approval of an increase in the authorized number of preferred shares generally empowers the directors of the Company to issue additional preferred shares without giving notice to the shareholders or obtaining their approval, except in certain circumstances, such as in connection with the adoption of certain employee benefit plans.

Existing Anti-Takeover Provisions

The proposal to increase the authorized number of preferred shares is not submitted in response to any attempt to accumulate stock or threatened takeover. However, the increase in the number of authorized shares of preferred stock could, under certain circumstances, be construed as having an anti-takeover effect by, for example, diluting the stock ownership of shareholders and possibly making it more difficult to effect a change in the composition of the Board of Directors through the removal or addition of directors, or to accomplish a given transaction that may be in the shareholders’ interests. Further, the dilutive effect may limit the participation of shareholders in a merger or similar business combination, whether or not such transaction is favored by our management.

Preferred Shares

The proposed amendment would authorize the Board of Directors, without any further stockholder action (unless such action is required in a specific case by applicable laws or regulations or by applicable rules of a trading market or stock exchange), to issue from time to time shares of Preferred stock in one or more series, to determine the number of shares to be included in any series and to fix the designation, voting power, other powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the series.

Any series of Preferred Stock could, as determined by our Board of Directors at the time of issuance, rank, with respect to dividends, voting rights, redemption and liquidation rights, senior to the company’s common stock.

In the Board of Directors’ opinion, the primary reason for authorizing the Preferred stock is to provide flexibility for the Company’s capital structure. The Board of Directors believes that this flexibility is necessary to enable it to tailor the specific terms of a series of Preferred stock that may be issued to meet market conditions and financing opportunities as they arise, without the expense and delay that would be entailed in calling a stockholders meeting to approve the specific terms of any series of Preferred stock.

The Preferred stock may be used by the Company for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations. Other purposes could include issuances in connection with the acquisition of other businesses or properties.

Effects of Authorization of Preferred Shares

It is not possible to state the precise effects of the authorization of the Preferred stock upon the rights of the holders of our common stock until the Board of Directors determines the respective preferences, limitations, and relative rights of the holders of the class as a whole or of any series of the Preferred stock. Such effects might include:

i.

reduction of the amount that otherwise might be available for the payment of dividends on common stock to the extent dividends are payable on any issued Preferred stock;

ii.

restrictions on dividends on the common stock;

iii.

rights of any series or the class of Preferred stock to vote separately, or to vote with the common stock;

iv.

conversion of the Preferred stock into common stock at such prices as the Board of Directors determines, which could include issuance at below the fair market value or original issue price of the common stock, diluting the book value or per share value of the outstanding Common Stock; and

v.

the holders of common stock not being entitled to share in the Company’s assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock.

NO DISSENTERS RIGHTS

Under Nevada  law you are not entitled to dissenters rights with respect to the amendment of the Articles of Incorporation to increase the number of shares of authorized preferred stock.

AMENDMENT TO THE ARTICLES OF INCORPORATION

Article III of the Articles of Incorporation will be amended to increase the number of authorized preferred shares.  The Amended and Restated Articles of Incorporation will be filed with the Secretary of State of Nevada.  After the filing, the Company will have 4,200,000,000 authorized shares of common stock and 200,000,000 authorized shares of Preferred Stock, with 500,000 shares designated as Series A Preferred Stock, 3,006,000shares designated as Series B Preferred Stock, and 9,000,000 shares designated as Series C Preferred Stock.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the reasons set forth above, we believe that the increase in the authorized shares of preferred stock is in the best interest of the Company and its shareholders and, therefore the Board recommended and the shareholders vote for this proposal.

PROPOSAL TO APPROVE A PLAN OF RECAPITALIZATION AND TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO PROVIDE FOR A REVERSE STOCK SPLIT

INTRODUCTION

The Board of Directors of the Company has unanimously approved and a the holders of a majority of the voting shares have voted for a proposal to amend the Company’s Amended and Restated Articles of Incorporation to effect a plan of recapitalization that would provide for a one-for-three hundred fifty (1-for-350) reverse stock split of our common stock.  The proposed reverse stock split will take effect, if at all, after we file an Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada.

We expect that, the Articles of Amendment will be filed 20 days after this Information Statement is mailed to the shareholders.  However, our Board of Directors may elect not to file, or to delay the filing of, the Article of Amendment if they determine that filing the Articles of Amendment would not be in the best interest of our stockholders.

If the plan of recapitalization and reverse stock split is implemented by the Board of Directors, each three hundred fifty (350) shares of the Company’s outstanding common stock on the effective date (the “Old Common Stock”) of the reverse stock split (the “Effective Date”) will be automatically changed into and will become one share of the Company’s New Common Stock (the “New Common Stock”).  Any resulting fractional shares will not be issued.  Instead, shareholders entitled to receive a fractional share as a result of the reverse split will instead receive from the Company a whole share of common stock.  The reverse stock split will not change the current per share par value of the Company’s common or preferred stock or change the current number of authorized shares of common stock.  The effective date of the reverse stock split will be the date the articles of amendment are accept for filing by the Nevada  Secretary of State.

The Board of Directors believes that, if the reverse stock split is approved, there is a greater likelihood that the minimum bid price of the common stock will be improved.  In addition, we believe that the reverse split is likely to positively affect the trading of the shares of Company.  But no assurance can be given that the price of the Company’s common stock will increase as a result of the reverse split. Specifically, there cannot be any assurance that the market price of the New Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the reverse split.

Even though a reverse stock split, by itself, does not impact a company’s assets or prospects we cannot predict the market’s reaction. A reverse stock split could result in a decrease in our aggregate market capitalization.  Our Board of Directors, however, believe that this risk is offset by the prospect that the reverse stock split will improve the likelihood that by increasing the per share bid price, certain investors will be more likely to make an investment in our common stock.  There can be no assurance, however, that approval of the reverse stock split will succeed in raising the bid price of our common stock or that a bid price, if achieved, would be maintained.

Our common stock is currently registered under Section 12 of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act.  The reverse stock split will not affect the registration of our common stock under the Exchange Act and we have no present intention of terminating its registration under the Exchange Act in order to become a private company.

The reverse split will not materially affect the proportionate equity interest in the Company of any current shareholder or the relative rights, preferences, privileges or priorities of any such shareholder.  The Company’s business management (including all directors and officers), the location of its offices, assets, liabilities and net worth (other than the cost of the reverse split, which are immaterial) will remain the same after the reverse split.  The reverse stock split will not affect the number of authorized shares of common stock.  The reverse stock split will have the effect of creating additional authorized and unissued shares of our common stock.

As of June 30, 2018 there were approximately 294 holders of record of the Company’s issued and outstanding common stock.  The Company does not anticipate that the reverse split will cause the number of holders of record or the beneficial owners to change significantly.  The reverse stock split may result in some stockholders owning odd lots of less than 100 shares of common stock.  Brokerage commissions and other transaction costs in odd lots are generally somewhat higher than the costs of transactions in round-lots of even multiples of 100 shares.

The direct result of the reverse stock split will be that the approximately 4,200,000,000 shares of  voting capital stock outstanding on June 30, 2018 will become approximately 10,000,000 shares of common stock outstanding after the filing of the Amendment.  The common stock issued pursuant to the reverse split will be fully paid and non-assessable.  All shares of the common stock issued will have the same par value, voting rights and other rights as shares of the existing common stock.  If the proposed amendment becomes effective, each option to purchase common stock and each convertible security, or convertible debt outstanding on the effective date, will be automatically adjusted so that the number of shares of common stock issuable upon their exercise or conversion shall be divided by three hundred fiftieth (350) and corresponding adjustments will be made to the number of shares vested under each outstanding option or convertible security and the exercise price or conversion shall be multiplied by three hundred fifty (350), subject to rounding.  The result of this adjustment will be that the aggregate exercise or conversion price of such options or convertible securities required to be paid after the reverse split will be the same as that required prior to the reverse split and the proportionate ownership interest on exercise of such options or conversion of such securities will also remain the same.

REASONS FOR THE REVERSE STOCK SPLIT

The Board and the shareholders considered the Company’s current capital structure, reviewed the Company’s current business and financial performance and the recent trading range of the Company’s common stock.  Based on that review, the Board and the shareholders then determined that a reverse stock split was desirable in order to achieve the following benefits, each of which is described below in more detail:

__

to free up additional shares of common stock for issuance to new shareholders and to satisfy certain Company obligations.

__

encourage greater investor interest in the Company’s common stock by making the stock price more attractive to many investors who refrain from investing in lower-priced stocks; and

__

reduce trading fees and commissions incurred by stockholders, since these costs are based to some extent on the number of shares traded.

FREE UP ADDITIONAL SHARES FOR CORPORATE PURPOSES

The Company has 200,000,000 authorized shares of common stock and virtually all of those shares have been issued.  The Company needs the availability of authorized but unissued common shares for several reasons.  First, it needs such shares to satisfy convertible notes and convertible securities that are currently outstanding.  Second, the Company has agreed to issue shares to certain individuals in return for their services, but it has been unable to do so, because there is no available shares to issue.  Third, the Company would like to have common shares available to raise working capital.

The Board considered various ways to solve the problems described above. One option was the reverse split.  Upon implementing the reverse split the Company will go from capital stock holding approximately 4,200,000,000 votes to capital stock entitled to10,000,000 votes and this would mean the Company would have, 4,190,000,000 shares of authorized but unissued common stock.   This solves the problem of having free shares to meet commitments and to raise working capital, while at the same time it avoids an unruly capital structure.  The Board felt this was the best approach to solving the various problems and therefore voted to approve it.  Likewise, after due consideration shareholders holding a majority of the voting shares voted to approve the proposal.

ENCOURAGE GREATER INVESTOR INTEREST IN THE COMPANY’S COMMON STOCK

The Board of Directors believes that the reverse stock split will encourage greater interest in the Company’s common stock by the investment community.  The Board of Directors believes that the current market price of the Company’s common stock may impair its acceptability to professional investors and other members of the investing public.  Many professional investors look upon stock trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investing in such stocks.  Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks.  If effected, the reverse stock split would reduce the number of outstanding shares of the Company’s common stock, and the Board of Directors anticipates that the trading price of the common stock would increase.  The Board of Directors believes that raising the trading price of the Company’s common stock will increase the attractiveness of the common stock to the investment community and possibly promote greater liquidity for the Company’s existing stockholders.

REDUCE TRADING FEES AND COMMISSIONS INCURRED BY STOCKHOLDERS

Because broker commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company’s common stock, in the absence of the reverse stock split, may continue to result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the stock price was substantially higher.  This factor may further limit the willingness of professional investors to purchase the Company’s common stock at its current market price.

The Company’s Board of Directors also took into consideration a number of negative factors associated with reverse stock splits, including:  the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; and the costs associated with implementing the reverse stock split.  The Board, however, determined that these negative factors were outweighed by the intended benefits described above.

There can be no assurance that the reverse stock split will result in the benefits described above.  Specifically, there can be no assurance that the market price of the Company’s common stock immediately after the effective date of the proposed reverse stock split would be maintained for any period of time or that such market price would approximate one thousand times the market price of the Company’s common stock before the reverse stock split.  There can also be no assurance that the reverse stock split will not further adversely impact the market price of the Company’s common stock.  In addition, it is possible that the liquidity of the Company’s common stock will be adversely affected by the reduced number of shares outstanding after the reverse stock split.

SHARE CERTIFICATES AND FRACTIONAL SHARES

The reverse split will occur on the filing of the Articles of Amendment with the Nevada  Secretary of State without any further action on the part of shareholders of the Company and without regard to the date or dates on which certificates representing shares of existing common stock are actually surrendered by each holder thereof for certificates representing the number of shares of the New Common Stock that the shareholder is entitled to receive as a consequence of the reverse split.  After the effective date of the amendment, the certificates representing shares of existing common stock will be deemed to represent one thousandth of the number of shares of New Common Stock.  As described more fully in the paragraph below under the heading Exchange of Stock Certificates, certificates representing shares of New Common Stock will be issued in due course as old certificates are tendered for exchange or transferred to the transfer agent.

EXCHANGE OF STOCK CERTIFICATES

On the filing of the amendment, we will instruct our corporate secretary and transfer agent to begin implementing the exchange of certificates representing outstanding common stock.  As soon as practicable after the effectiveness of the proposed amendment, holders of our common stock will be notified and requested to surrender their certificates representing shares of common stock to our corporate secretary and transfer agent in exchange for certificates representing New Common Stock.  Beginning on the date the proposed amendment becomes effective, each certificate representing shares of our New Common Stock will be deemed for all corporate purposes to evidence ownership of as many shares of Old Common Stock after applying the split and otherwise making adjustments for fractional shares described below.  Until surrendered to the Transfer Agent, old certificates retained by shareholders will be deemed for all purposes including voting and payment of dividends, if any, to represent this number of whole shares of New Common Stock to which its shareholders are entitled as a result of the reverse split.

Shareholders should not send their old certificates to the transfer agent until after the transfer date.  Shares of Old Common Stock surrendered after the effective date will be replaced by certificates representing shares of New Common Stock as soon as practicable after the surrender.  No service charge will be paid by existing shareholders for the exchange of the shares and the Company will pay all expenses of the exchange and issuance of new certificates.

FRACTIONAL SHARES

No fractional shares of common stock will be issued as a result of the reverse stock split.  In lieu of receiving fractional shares, all such fractions shall be rounded up so that you will receive one whole share for each fractional share to which you would otherwise be entitled.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The following description of the material federal income tax consequences of the reverse stock split is based upon the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this information statement.  Changes to these laws could alter the tax consequences described below, possibly with retroactive effect.  The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split.  This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, foreign persons, dealers in securities, tax-exempt organizations, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions.  Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

The Company believes that because the reverse stock split is not part of a plan to increase any stockholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects: Shareholders who receive New Common Stock solely in exchange for their Old Common Stock will not recognize gain or loss on the exchange.  Consequently, the holding period of shares of New Common Stock will include your holding period for the shares of Old Common Stock, provided that the shares of common stock are held by you as a capital asset at the time of the exchange.  In addition, your aggregate basis of the New Common Stock will be the same as your aggregate basis of the shares of Old Common Stock exchanged.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

NO DISSENTER’S RIGHTS

Under Nevada  law, you are not entitled to dissenter’s rights of appraisal with respect to the Amendment of the Articles of Incorporation and the reverse stock split.

AMENDMENT TO THE ARTICLES OF INCORPORATION

The Reverse Stock Split Amendment will amend Article II of the Restated Articles of Incorporation by adding a new paragraph.  At the effective date, without further action on the part of the Company or the holders, each three hundred fifty shares of common stock will be converted into one share of common stock.  The Reverse Split Amendment will be filed with the Secretary of State of Nevada  and will become effective on the date of the filing.  The Reverse Stock Split Amendment will not affect the number of authorized shares of the Company’s common stock.

PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO INDEMNIFY ITS OFFICERS AND DIRECTORS

The Board of Directors of the Company has unanimously approved and a majority of the shareholders have voted for a proposal to amend the Company’s Articles of Incorporation to indemnify the officers and directors for actions they may take on behalf of the Company.

REASONS FOR THE AMENDMENT

In order to attract qualified officers and directors, the Company’s management believes it is important to provide protection from liability to the officers and directors of the Company, and to provide a mechanism to reimburse them for defending themselves in connection with the work they do for the Company.   These types of provisions are common for public companies, and management believes it would be at a disadvantage to attract talented individuals into positions as officers and directors without having the type of protection a provision of this nature provides.

NO DISSENTER’S RIGHTS

Under Nevada  law, you are not entitled to dissenter’s rights with respect to the amendment of the articles of incorporation to add the indemnification provision.

AMENDMENT TO THE ARTICLES OF INCORPORATOIN

This amendment will add a new Article to the Articles of Incorporation of the Company.  This amendment will provide that each person who is an officer or director of the Company shall be indemnified to the full extent permitted under the laws of Nevada.  If a request for indemnification is made the Board of Directors will be required to determine whether the indemnification was proper in the circumstances, because the person requesting the indemnification has met applicable standards of conduct as set forth in Nevada  law.  If the indemnification is proper then the Company will be required to make indemnification payments for costs and expense to the maximum extent permitted by Nevada  law.  In addition, the Company may, in advance of the final disposition of an action or lawsuit, pay expenses incurred in defense of such lawsuit to the full extent allowed by Nevada  law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

For the reasons discussed above, the Board of Directors believes that the indemnification of our officers and directors is in the best interests of our Company and our stockholders and therefore, the Board recommended a vote for the indemnification provision and the shareholders have voted in favor of this proposal.

CHANGE OF FISCSL YEAR END

In recognition of its new business the shareholders and the board of directors have determined to change the company’s fiscal year end to June 30, 2018.

Documents Incorporated by Reference

Our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the period ended March 31, 2018 is incorporated by reference herein.

Copies of Annual and Quarterly Reports

We will furnish a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the period ending March 31, 2018; and any exhibit referred to therein without charge to each person to whom this Information Statement is delivered upon written or oral request by first class mail or other equally prompt means within one business day of receipt of such request. Any request should be directed to our corporate secretary at the above address.

Exhibits Index

Exhibit 3(i) - Articles of Amendment to the Articles of Incorporation

End of Filing